Exhibit 4

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) dated as of June 8, 2014, is entered into among Leucadia National Corporation, a New York corporation (“Parent”), Thomas M. Clay and the other parties listed on Exhibit A hereto (each a “Securityholder” and collectively, the “Securityholders”).

WHEREAS, concurrently with or following the execution of this Agreement, Gauss Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Holdco”), Gauss LLC, a Delaware limited liability company (“Gauss”), Auvergne, LLC, a Delaware limited liability company of which each Securityholder is a member or otherwise affiliated, Golden Queen Mining Co. Ltd., a British Columbia corporation (the “Company”), and Golden Queen Mining Company, Inc., a California corporation and wholly-owned subsidiary of the Company (“GQ California”), will enter into a Transaction Agreement dated as of the date hereof (as the same may be amended or supplemented, the “Transaction Agreement”), pursuant to which GQ California will convert into a limited liability company and Gauss will acquire fifty percent (50%) of the limited liability company interests of GQ California, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the Securityholders are the “beneficial owners” (as defined under Rule 13d-3 of the Exchange Act) of 27,192,715 common shares of the Company in the aggregate held individually of record by them (the “Existing Shares” and, together with any common shares or other voting securities of the Company acquired individually of record by the Securityholders after the date hereof, the “Shares”) (for the avoidance of doubt, Shares shall not include shares of common stock or other securities of the Company not held individually of record by the Securityholders); and

WHEREAS, as a condition and inducement to the willingness of Parent to cause Holdco and Gauss to enter into the Transaction Agreement (a copy of which has been provided to each of the Securityholders), each of the Securityholders has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.      Defined Terms. Capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in the Transaction Agreement.

SECTION 2.     Representations and Warranties of the Securityholders. Each of the Securityholders, severally and not jointly, hereby represents and warrants to Parent as of the date hereof and as of the Closing Date as follows:

(a)          Authority; Execution and Delivery; Enforceability.

(i)    The Securityholder is authorized and qualified and has the full right, requisite legal capacity, power and authority to enter into, execute and deliver this Agreement and to perform the obligations and consummate the transactions contemplated hereby. The Securityholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Securityholder, enforceable against the Securityholder in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar Laws affecting the rights and remedies of creditors generally and general principles of equity.

(ii)   The execution and delivery by the Securityholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any breach of, require the consent, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Securityholder under, any provision of any Contract to which the Securityholder is a party or by which any properties or assets of the Securityholder are bound or, subject to the consents and filings referred to in clause (iii) below, any provision of any Law applicable to the Securityholder or the properties or assets of the Securityholder, except for such conflicts, breaches, consent requirements, defaults, terminations, cancellations, accelerations, losses or Liens as, individually or in the aggregate, would not prevent or delay the consummation of the transactions contemplated by this Agreement.

(iii)  Except for filings required under sections 13(d) and 16 of the Exchange Act and sections 102.1 and 107 of the Securities Act (Ontario) and their counterparts under the securities legislation of the other provinces in which the Company is a reporting issuer and approval under section 501(c) of The Toronto Stock Exchange Company Manual, no consent or approval of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained or made by or with respect to the Securityholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(b)          Ownership. On the date hereof, the Securityholder is the beneficial owner of the Existing Shares set forth opposite its name on Exhibit A hereto, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Agreement. As of the date of this Agreement, the Existing Shares set forth opposite the Securityholder’s name on Exhibit A hereto represent all of the voting securities of the Company owned of record by the Securityholder as an individual. Any Shares acquired by the Securityholder after the date hereof will be owned beneficially and of record by the Securityholder free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and Contracts of any kind other than pursuant to applicable securities Laws and the terms of this Agreement, or as would not prevent or delay the consummation of the transactions contemplated by this Agreement. The Securityholder has and (except as otherwise expressly provided by this Agreement) will have at all times through the GQ Shareholders Meeting sufficient rights and powers over the voting and disposition with respect to the matters set forth in Section 4, and to agree and to implement all of the matters set forth in this Agreement, in each case with respect to all of the Shares held by the Securityholder, with no other limitations, qualifications or restrictions on such rights, in each case, subject to applicable securities Laws and the terms of this Agreement, or as would not prevent or delay the consummation of the transactions contemplated by this Agreement.

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(c)          Takeover Proposals. The Securityholder is not currently engaged in any discussions or negotiations with any Person (other than Parent and its Affiliates) regarding any Takeover Proposal.

(d)          Reliance by Parent. The Securityholder understands and acknowledges that Parent is causing Holdco and Gauss to enter into the Transaction Agreement in reliance upon the Securityholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of the Securityholder contained herein.

(e)          Accuracy of Representations and Warranties. The representations and warranties of the Securityholder contained in this Agreement are accurate and complete in all material respects as of the date of this Agreement, and will be accurate in all material respects at all times through and including the Expiration Date.

SECTION 3.   Representations and Warranties of Parent. Parent hereby represents and warrants to each Securityholder as of the date hereof and as of the Closing Date as follows:

(a)          Authority; Execution and Delivery; Enforceability. Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or any provision of any Law applicable to Parent or the properties or assets of Parent. Except for any filings required under the Exchange Act, no consent or approval of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.   Covenants of the Securityholders. Each of the Securityholders, severally and not jointly, covenants and agrees as follows:

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(a)          Prior to the Expiration Date, at any GQ Shareholders Meeting, and at any adjournment or postponement thereof, called to seek the GQ Stockholder Approval or in any other circumstances upon which a vote with respect to the Transaction Agreement or any transaction contemplated thereby is sought, the Securityholders shall vote (or cause to be voted), in person or by proxy, the Shares in favor of (i) granting the GQ Stockholder Approval and (ii) any proposal to adjourn any GQ Shareholders Meeting which Parent supports.

(b)          Prior to the Expiration Date, at every meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which the Securityholders’ vote, consent or other approval is sought, the Securityholders shall vote (or cause to be voted) the Shares against (i) any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal, merger agreement, merger, share exchange, consolidation, combination, dual listed structure, sale of substantial assets, issuance of securities, reorganization, recapitalization, dissolution, liquidation, winding up or other extraordinary transaction of or by the Company or GQ California, (ii) any Takeover Proposal or Superior Proposal, (iii) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Transaction Agreement, and (iv) any amendment of the Company’s Organizational Documents or other action, proposal or transaction involving the Company or GQ California, which amendment or other action, proposal or transaction would reasonably be expected to impede, interfere with, delay, frustrate, prevent or nullify any provision of the Transaction Agreement or any other agreement contemplated by the Transaction Agreement or any transaction contemplated thereby, inhibit the timely consummation of the transactions contemplated thereby or change in any manner the voting rights of any class of capital stock of the Company. The Securityholders shall not commit or agree to take any action inconsistent with the foregoing.

(c)          Subject to Section 6(d), the Securityholders shall not engage, nor shall they authorize or permit any investment banker, attorney, accountant or other representative or agent of the Securityholders to engage, directly or indirectly, in any activity that would be prohibited pursuant to Section 4.2 of the Transaction Agreement.

(d)          Except for Transfers (as defined below) to any Clay Family Member (as defined in the JV Operating Agreement attached as Exhibit A to the Transaction Agreement) that is or agrees to become a party to this Agreement, prior to the Expiration Date, the Securityholders shall not (i) directly or indirectly offer, sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option, agreement, understanding or other arrangement (including any profit sharing arrangement) with respect to a Transfer of, any of the Securityholders’ Shares, or any interest therein, to any Person, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Securityholders’ Shares or (iii) commit or agree to take any of the foregoing actions.

(e)          The Securityholders shall not issue any press release or make any other public statement (other than filings contemplated under Sections 2(a)(iii) and 6 hereof) with respect to the Transaction Agreement, the documents contemplated therein or any other transaction contemplated thereby without the prior consent of Parent.

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(f)          The Securityholders hereby irrevocably and unconditionally waive and agree not to exercise, assert or perfect any rights of dissent that may be available to the Securityholders pursuant to Section 238 of the Business Corporations Act (British Columbia) and in connection with the Transactions.

(g)          Nothing in this Agreement shall require a Securityholder to convert into common shares of the Company any securities convertible into common shares of the Company. In addition, the requirement to vote the Shares in accordance with this Section 4 shall only apply to the extent that the Shares have voting rights at the time voting is required under this Agreement.

SECTION 5.    Termination. This Agreement shall terminate upon the earliest to occur of (i) the mutual consent of the parties hereto, (ii) the Closing Date, and (iii) the termination of the Transaction Agreement in accordance with its terms (such earliest time, the “Expiration Date”).

SECTION 6.     Additional Matters.

(a)          The Securityholders shall promptly prepare and file all necessary filings, notices, statements, registrations, submissions of information, applications and other documents contemplated in Section 2(a)(iii) above, and use commercially reasonable efforts to obtain all approvals, consents and authorizations required thereby; provided, however, that neither the Securityholders nor any of their respective Affiliates shall be required to divest, dispose of, lease, license or transfer any of their investments or assets, including, without limitation, any Shares.

(b)          The Securityholders shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(c)          All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Securityholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Securityholder in the voting of any of the Shares, except as otherwise provided herein.

(d)          No representation, warranty or covenant contained herein shall be deemed to apply to the Rights Offering Transactions, and references in this Agreement to the Transaction Agreement, the covenants therein or the transactions contemplated thereby shall in no event be deemed to include the Rights Offering Transactions.

(e)          Parent acknowledges that the Securityholders are entering into this Agreement only in their capacity as individual shareholders of the Company and nothing herein shall limit or affect any actions taken by any Securityholder in such individual’s capacity as a director of the Company or the trustee of a trust, nor shall any action taken in any such Securityholder’s capacity as a director or trustee of a trust be deemed a breach of this Agreement. For greater certainty, nothing shall limit any director of the Company from fulfilling his or her fiduciary duties as a director of the Company or from engaging in such capacity in any discussions or negotiations permitted under the Transaction Agreement.

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SECTION 7.    General Provisions.

(a)          Amendments. This Agreement can be amended only by a written instrument signed by each of the parties. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies, equitable or legal.

(b)          Notice. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt); (ii) when sent by facsimile (with written confirmation of transmission); or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case, to the parties at their respective addresses set forth below (or at such other address for a party as shall be specified by like notice):

If to Parent, to:

Leucadia National Corporation

520 Madison Avenue

New York, NY 10022

Attn:  Jimmy Hallac

Facsimile: (212) 598-4869

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Andrea A. Bernstein

Facsimile: (212) 310-8007

If to the Securityholders, to the address set forth below their names on the signature pages hereto, with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP

One Post Office Square

Boston, MA 02109

Attention: William A. Levine

Facsimile: (617) 338-2880

(c)          Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

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(i)          Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(ii)         The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

(iii)        The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise expressly requires;

(iv)         The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(v)          The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)          Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(e)          Counterparts. This Agreement may be executed (including by facsimile, “pdf” or other electronic transmission) in one or more counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one (1) or more counterparts have been signed by each of the parties and delivered to the other parties.

(f)          Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Transaction Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

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(g)          Governing Law; Jurisdiction; Waiver of Jury Trial.

(i)    This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of New York, without regard to its conflicts of law principles.

(ii)   Each of the parties hereto irrevocably agrees that any and all actions and proceedings with respect to this Agreement and the rights and obligations arising out of or relating to this Agreement, shall be brought and determined exclusively in the United States District Court for the Southern District of New York; provided, however, that, if subject matter jurisdiction is unavailable in that court, then all such claims shall be transferred to or otherwise brought, heard and determined exclusively in the Supreme Court of the State of New York, County of New York (as applicable, the “Agreed Court”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Agreed Court and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Agreed Court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Agreed Court for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the action or proceedings in such court is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by the Agreed Court. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(iii)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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(h)          Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, directly or indirectly, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that (i) Parent may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to any wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of any of its obligations hereunder, and (ii) any Securityholder may assign its rights, interests and obligations under this Agreement to any Clay Family Member (as defined in the JV Operating Agreement attached as Exhibit A to the Transaction Agreement) that is or agrees to become a party to this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, successors and permitted assigns. Any purported assignment not permitted under this Section 7(h) shall be null and void.

(i)          Remedies. The parties agree that monetary damages would not be an adequate remedy and irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to one or more injunctions, temporary restraining orders or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees not to oppose the granting of such relief in the event the court determines that such a breach has occurred.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed by its authorized officer as of the date first written above.

LEUCADIA NATIONAL CORPORATION

By:	/s/ Brian P. Friedman
Name: Brian Friedman
Title: President

[VOTING AND SUPPORT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

/s/ Thomas M. Clay
Thomas M. Clay

Address for notices:	c/o East Hill Management
Company, LLC
10 Memorial Boulevard, Suite 902
Providence, RI 02903
Facsimile: (401) 490-0749

/s/ Landon T. Clay
Landon T. Clay

Address for notices:	c/o East Hill Management
Company, LLC
10 Memorial Boulevard, Suite 902
Providence, RI 02903
Facsimile: (401) 490-0749

/s/ Harris Clay
Harris Clay

Address for notices:	c/o East Hill Management
Company, LLC
10 Memorial Boulevard, Suite 902
Providence, RI 02903
Facsimile: (401) 490-0749

/s/ Jonathan C. Clay
Jonathan C. Clay

Address for notices:	c/o East Hill Management
Company, LLC
10 Memorial Boulevard, Suite 902
Providence, RI 02903
Facsimile: (401) 490-0749

[VOTING AND SUPPORT AGREEMENT]

Exhibit A

Existing Shares

Securityholder	Existing Shares
Thomas M. Clay	1,805,680 common shares of the Company
Landon T. Clay	17,047,019 common shares of the Company
Harris Clay	7,258,330 common shares of the Company
Jonathan C. Clay	1,081,686 common shares of the Company